                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Connetics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             CONNETICS CORPORATION
                            3400 WEST BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303

Dear Fellow Stockholders:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Connetics Corporation ("Connetics" or the "Company"), which will be held on Friday, May 22, 1998, at 9:00 a.m., local time, at the Company's principal executive offices in Palo Alto, California.

     At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) the election of nine directors of the Company, (ii) an amendment to the Company's 1994 Stock Plan to increase the number of shares of Common Stock issuable thereunder by 600,000 shares, (iii) an amendment to the Company's 1995 Directors' Stock Plan to increase the number of shares of Common Stock issuable thereunder by 100,000 shares, (iv) an amendment to the Company's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock issuable thereunder by 400,000 shares, and (v) the ratification of Ernst & Young LLP as independent auditors of the Company for the year ended December 31, 1998.

     The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting.

     After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote IN FAVOR OF each such proposal.

     After reading the Proxy Statement, please mark, date, sign and return (if possible, by no later than May 8, 1998) the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to vote in person, please notify the Secretary of the Company and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's 1997 Annual Report is also enclosed.

     We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Thomas G. Wiggans
President and Chief Executive Officer

Palo Alto, California
March 31, 1998

                                   IMPORTANT
PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

                             CONNETICS CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998
                            ------------------------

     The Annual Meeting of Stockholders (the "Annual Meeting") of Connetics Corporation ("Connetics" or the "Company") will be held at the Company's principal executive offices at 3400 West Bayshore Road, Palo Alto, California 94303, on Friday, May 22, 1998, at 9:00 a.m., for the following purposes:

     1. To elect nine (9) directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

     2. To approve an amendment to the Company's 1994 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 600,000 shares to an aggregate of 2,600,000 shares.

     3. To approve an amendment to the Company's 1995 Directors' Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares to an aggregate of 250,000 shares.

     4. To approve an amendment to the Company's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares to an aggregate of 500,000 shares.

     5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1998.

     6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof is March 30, 1998. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company for at least ten days prior to the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Joshua L. Green,
                                          Secretary

                                          Palo Alto, California
                                          March 31, 1998

                             CONNETICS CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Connetics Corporation, a Delaware corporation, with principal executive offices at 3400 West Bayshore Road, Palo Alto, California 94303 ("Connetics" or the "Company"), to be voted upon at the Annual Meeting of Stockholders on Friday, May 22, 1998 (the "Annual Meeting") and at any adjournment or adjournments thereof.

     These proxy materials were first mailed to stockholders on or about April 6, 1998.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                            REVOCABILITY OF PROXIES

     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of such proxy by providing written notice of such revocation to the Secretary of the Company at its offices at 3400 West Bayshore Road, Palo Alto, California 94303, or by providing a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                            VOTING AND SOLICITATION

     Stockholders of record at the close of business on March 30, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 13,518,150 shares of Common Stock outstanding and entitled to vote and approximately 182 stockholders of record, including several holders who are nominees for an undetermined number of beneficial owners. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

     The cost of soliciting these proxies, consisting of the printing, handling and mailing of the proxy card and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of stock, will be paid by the Company. In order to assure a majority vote will be present in person or by proxy at the Annual Meeting, it may be necessary for certain officers, directors, regular employees and other representatives of the Company to solicit proxies by telephone, facsimile, telegraph or in person. These persons will receive no extra compensation for their services. The Company also reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services.

     The Annual Report of the Company for the year ended December 31, 1997 has been mailed to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

          ------------------------------------------------------------

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

          ------------------------------------------------------------

     At the Annual Meeting, nine (9) directors will be elected by the stockholders to serve until the next Annual Meeting or until their successors are elected and qualified, or until their death, resignation or removal. The Board of Directors will vote all proxies received by them IN FAVOR OF the nine
(9) nominees listed below unless otherwise instructed in writing on such proxy. In the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an additional nominee who will be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as director.

INFORMATION WITH RESPECT TO NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to their principal occupation at present and for the last five years, certain other directorships held by them, the year in which each became a director of the Company and their ages as of December 31, 1997:

               NOMINEE                 AGE            POSITION(S) WITH THE COMPANY
               -------                 ---            ----------------------------
G. Kirk Raab(1)......................  62    Chairman of the Board
Thomas G. Wiggans....................  46    President, Chief Executive Officer and Director
Alexander E. Barkas, Ph.D.(1)........  50    Director
Eugene A. Bauer, M.D. ...............  55    Director
Brian H. Dovey.......................  56    Director
John C. Kane(2)......................  58    Director
Thomas D. Kiley(1)...................  54    Director
Kenneth B. Plumlee(1)................  37    Director
Joseph J. Ruvane, Jr.(2).............  72    Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     G. Kirk Raab has served as the Chairman of the Board of Directors of the Company since October 1995. From 1985 to January 1990, Mr. Raab served as President and Chief Operating Officer of Genentech, Inc., a biotechnology company, and from January 1990 to July 1995, he served as Genentech's President and Chief Executive Officer. Prior to joining Genentech, Inc. in 1985, Mr. Raab was President, Chief Operating Officer, and a Director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Shaman Pharmaceuticals, Inc., and a director of Applied Imaging Inc., and LXR Biotechnology Inc., as well as five private biotechnology companies.

     Thomas G. Wiggans has served as President, Chief Executive Officer and as a director of the Company since July 1994. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served at various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization, and a member of the governing body of its emerging company section. He was also President of the Board of Directors of the Association of Biotechnology Companies.

     Alexander E. Barkas, Ph.D., has served as a director of the Company since November 1993. Dr. Barkas served as Acting Chairman of the Board of Directors of the Company from January 1994 to August 1994 and as Chairman of the Board of Directors of the Company from August 1994 to October 1995. Dr. Barkas has been a Managing Partner of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm from September 1991 to June 1997. Dr. Barkas also serves as Chairman of the Board of Directors of Geron Corporation and as a director of several privately-held medical technology companies.

     Eugene A. Bauer, M.D., has served as a director of the Company since January 1996 and also served as a director from the Company's inception in February 1993 to September 1995. Dr. Bauer has been Dean of the Stanford University School of Medicine since 1995, Professor, Department of Dermatology, Stanford University School of Medicine since 1988, and Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. Previously, he was a professor at Washington University School of Medicine from 1982 to 1988. He has served as chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer is currently a director of Reconstructive Technologies, Inc.

     Brian H. Dovey has served as a director of the Company since February 1995. Mr. Dovey has been a general partner of Domain Associates, a venture capital investment firm since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc., a pharmaceutical company. Mr. Dovey also serves on the board of directors of Creative BioMolecules, Inc., Geron Corporation, NABI, Inc., Trimeris, Inc. and Vivus, Inc., all publicly-held companies and as a director of several privately-held companies.

     John C. Kane has served as a director of the Company since March 1997. Mr. Kane joined Cardinal Health, Inc., a healthcare services provider, as President and Chief Operating Officer in March 1993. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is a director of Cardinal Health, Inc. and serves on several medical advisory councils and educational foundations.

     Thomas D. Kiley has served as a director of the Company since February 1993. He has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner in such firm from 1975 to 1980. Mr. Kiley is also a director of Cardiogensis, Inc., Geron Corporation, Pharmacyclics, Inc. and certain private biotechnology and other companies.

     Kenneth B. Plumlee has served as a director of the Company since January 1997. Mr. Plumlee is currently a principal of Waterpath Investments, an investment company focusing on health care information technology and consumer health information services, which he founded in 1996. Mr. Plumlee also founded Access Health Inc., a healthcare information company, in October 1988 and served as its President from the Company's founding until June 1996. Mr. Plumlee also served as Chief Executive Officer of Access Health Inc. through September 1996 and as Chairman until April 1997 and continues to serve as a director. From 1986 to 1988, Mr. Plumlee was responsible for the development of Ask-A-Nurse at Adventist Health System, a healthcare company, which was later acquired by Access Health Inc.

     Joseph J. Ruvane, Jr. has served as a director of the Company since November 1995. From 1981 to 1988, Mr. Ruvane was President, Chief Executive Officer, and Chairman of Glaxo, Inc., a pharmaceutical company. Mr. Ruvane has also served as the executive director of Glaxo Holdings PLC. Mr. Ruvane currently serves on the board of Intercardia, a public company and serves on the board of Pozen Inc., a private company. He serves on the Thelonious Monk Institute of Jazz National Advisory Board and on the University of Virginia Art and Sciences Alumni Council.

     The Company currently has authorized nine directors. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

     All directors hold office until the next annual meeting of stockholders of the Company or until their successors have been elected and qualified. The officers of the Company are appointed annually and serve at the discretion of the Board of Directors.

     The Board of Directors held a total of five (5) regular meetings during the year ended December 31, 1997 and three (3) special meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which such directors served and that were held during the period that such individual was a member of the Board of Directors, except that Dr. Bauer was able to attend only three (3) of the regular meetings during the year and two (2) of the special meetings.

     The Company's Compensation Committee was formed in June 1994 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock purchase and stock option plans and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Mr. Kane and Mr. Ruvane. In addition, although no longer a member, Mr. Dovey served on the Compensation Committee during 1997. The Compensation Committee held four (4) meetings during the year ended December 31, 1997.

     The Board of Directors also has an Audit Committee (consisting of Mr. Barkas, Mr. Kiley, Mr. Plumlee and Mr. Raab), which reviews the results and scope of the audit and other services provided by the Company's independent accountants. The Audit Committee held four (4) meetings in 1997.

     Non-employee directors currently receive $1,000 per quarter and $1,000 per meeting for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

     In October 1995, the Company entered into a Consulting Agreement with G. Kirk Raab under which Mr. Raab serves as a director, consultant and the Chairman of the Company's Board of Directors. Pursuant to such agreement, the Company pays Mr. Raab a base annual director's fee of $150,000. In February 1998, the Compensation Committee approved an increase in the annual fee to $180,000. Under his Consulting Agreement, Mr. Raab was also granted an option to purchase 67,450 shares of the Company's Common Stock at an exercise price of $0.45 per share. Such shares vest at the rate of 8,431 shares on April 1, 1996 and 1,405 shares each month thereafter. In January 1996, Mr. Raab was granted an additional option to purchase 50,000 shares of the Company's Common Stock at an exercise of $11.00 per share. Such shares vest at the rate of 6,250 shares on July 29, 1996 and 1,041 shares each month thereafter. In January 1997, Mr. Raab was granted an additional option to purchase 25,000 shares of the Company's Common Stock at an exercise price of $7.125 per share. Such shares vest at the rate of 6,250 on January 28, 1998, and 1,562 shares each quarter thereafter. Additionally, Mr. Raab was granted an additional option to purchase 5,000 shares of the Company's Common Stock in July 1997 at an exercise price of $7.75. Such shares vest at the rate of 1,250 on January 28, 1998 and 312 shares each quarter thereafter, provided Mr. Raab continues his service as a director or consultant to the Company. Mr. Raab is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

     Non-employee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan. The Directors' Plan provides that each person who first becomes a non-employee director of the Company after the date of the Company's initial public offering, shall be granted a non-statutory stock option to purchase 30,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. The First Option was not granted to individuals serving as non-employee directors as of the date of the initial public offering. Thereafter, on the date of each annual meeting of the Company's stockholders at which a non-employee director is elected, such non-employee director (including any director who was not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 7,500 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First

Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option.

REQUIRED VOTE

     The nine nominees receiving the highest number of affirmative votes of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as directors.
          ------------------------------------------------------------

                                 PROPOSAL NO. 2

                   APPROVAL OF AMENDMENTS TO 1994 STOCK PLAN

          ------------------------------------------------------------

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the Company's 1994 Stock Plan (the "1994 Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 600,000 shares to an aggregate of 2,600,000 shares.

GENERAL

     The 1994 Plan was adopted by the Board of Directors in August 1994. The Board of Directors initially reserved 337,253 shares of Common Stock for issuance pursuant to stock options and stock purchase rights under the 1994 Plan. The 1994 Plan was approved by the Company's stockholders in August 1994. An additional 1,011,759 shares were approved for issuance under the 1994 Plan in September 1995, with an additional 150,988 shares in January 1996 and an additional 500,000 in January 1997. In February 1998, the Board of Directors amended the 1994 Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares to an aggregate of 2,600,000, for which stockholder approval is requested.

     The Board of Directors believes that, in order to attract qualified employees to the Company and to provide incentive to its current employees and consultants, it is necessary to increase the number of shares available for granting options or rights to purchase Common Stock to such employees pursuant to the 1994 Plan. Accordingly, stockholders are being asked to approve the amendment to the 1994 Plan at the Annual Meeting.

     Options granted under the 1994 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

     The 1994 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     As of February 27, 1998 options for 1,584,413 shares were outstanding under the 1994 Plan, 307,852 shares had been issued pursuant to the exercise of options granted under such plan and 107,735 shares remained available for future grants. No stock purchase rights have been granted under the 1994 Plan. Shares not exercised or purchased under an option prior to its expiration will be available for future option grants under the 1994 Plan. As of February 27, 1998, the aggregate fair market value of shares subject to outstanding options under the 1994 Plan was $6,535,703.63, based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date. The actual benefits, if any, to the holders of stock options issued under the 1994 Plan are not determinable as grants under the 1994 Plan are discretionary and, prior to exercise, the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option.

     As of February 27, 1998, since the adoption of the 1994 Plan, 775,769 options shares have been granted to executive officers, 678,010 option shares have been granted to other employees and 216,174 option shares have been granted to non-employee directors. Options to purchase 298,000 shares of Common Stock were granted to the Company's executive officers during the fiscal year ended December 31, 1997 under the Company's 1994 Stock Plan.

PURPOSE

     The purposes of the 1994 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The 1994 Plan may be administered by the Board of Directors or by a committee (or committees) of the Board of Directors. The 1994 Plan is currently being administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee receive no additional compensation for their services in connection with the administration of the 1994 Plan. All questions of interpretation of the 1994 Plan are determined by the Compensation Committee and its decisions are final and binding upon all participants.

ELIGIBILITY

     The 1994 Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1994 Plan provides that nonstatutory stock options and stock purchase rights may be granted to consultants or non-employee directors of the Company or any of its subsidiaries.

     The Board of Directors or its committee selects participants to be issued stock options or stock purchase rights under the 1994 Plan and determines the number of shares to be subject to each option or purchase right. In making such determination, certain factors are taken into account, including the duties and responsibilities of the participant, the value of the participant's services, the participant's present and potential contribution to the success of the Company, and other relevant factors.

     The 1994 Plan provides that the maximum number of shares of Common Stock which may be granted under options or purchase rights to any one employee or consultant during any fiscal year shall be 150,000, subject to adjustment as provided in the 1994 Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price under the 1994 Plan is determined by the Board of Directors or its committee and may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted for both incentive and nonstatutory stock options. The fair market value per share is equal to the closing price on The Nasdaq Stock Market on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Stockholder"), the exercise price must not be less than 110 percent of the fair market value on the date of grant.

          (c) Termination of Service. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1994 Plan may be exercised not later than the period of time after such termination determined by the Board or its committee (such period of time not to exceed three months in the case of incentive stock options, with such determination made at the time of grant) and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committee at the time of grant) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term. In the event that the disability is total and permanent, options may be exercised within twelve months of termination (but in no event later than the expiration date).

          (e) Death. Under the 1994 Plan, if an optionee should die during the term of the option, options may be exercised within twelve months after the date of death to the extent the options were exercisable on the date of death. In no event, however, may the option be exercised after expiration of its term.

          (f) Termination of Options. The 1994 Plan provides that options granted under the 1994 Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, is a 10% Stockholder, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

          (g) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.

          (h) Change of Control. In the event of a merger or consolidation in which the Company is not the surviving entity, the Board of Directors may in its discretion provide that options not assumed or substituted by the successor corporation are to become exercisable in full (even as to unvested portions) prior to the consummation of the transaction.

RESTRICTED STOCK PURCHASE RIGHTS

     The 1994 Plan permits the granting of rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards made by the Company. Upon the granting of a stock purchase right under the 1994 Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that such person is entitled to purchase, the price to be paid and the time in which such person must accept such offer. The purchase price for stock purchased pursuant to such rights shall not be less than 85 percent of the fair market value of such shares on the date of grant (or 100 percent of the fair market value if the person is a Named Executive Officer or a 10% Stockholder). Stock purchase rights granted to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be subject to any restrictions necessary to comply with Rule 16b-3.

     Unless the Administrator of the 1994 Plan determines otherwise, the underlying stock purchase agreement for stock purchased pursuant to a stock purchase right granted under the 1994 Plan will grant the Company a repurchase option with respect to the unvested portion of the purchase right, which repurchase option is exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased shall be the original purchase price paid by the purchaser.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding stock option or stock purchase right, the number of shares subject to each option or purchase right, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1994 Plan. In the event of the proposed dissolution or liquidation of the Company, each outstanding option or purchase right will terminate unless otherwise provided by the Board of Directors or its committee.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the 1994 Plan at any time or from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1994 Plan that increases the number of shares that may be issued under the 1994 Plan, changes the class of persons eligible to receive options, modifies the limitation on grants to employees described in the 1994 Plan, results in other changes which would require stockholder approval to qualify options granted under the 1994 Plan as performance-based compensation under Section 162(m) of the Code, or, would require stockholder approval in order to preserve qualification of the 1994 Plan under SEC Rule 16b-3. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1994 Plan. The 1994 Plan shall terminate in August 2004, provided that any options then outstanding under the 1994 Plan shall remain outstanding until they expire by their terms.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1994 Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises, the disposition of stock acquired upon such exercises, and purchases and dispositions of stock under stock purchase rights, under the 1994 Plan.

     Stock Options. Options granted under the 1994 Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not so qualify. If an option granted under the 1994 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the incentive stock option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is alternatively 28% (in the case of shares held more than one year but less than 18 months after exercise), and 20% (in the case of shares held more than 18 months after exercise), whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

     All other options that do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     Alternative Minimum Tax. The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to the exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

     If an optionee pays alternative minimum tax as a result of the ISO exercise, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

     Stock Purchase Rights. Stock purchases under the 1994 Plan will generally be taxed in the same manner as the exercise of a nonstatutory stock option, except that the recipient may elect to take into current income, and be taxed at the time of purchase on, the difference (if any) between the purchase price and the value of the shares.

REQUIRED VOTE

     The approval of the amendment to the 1994 Stock Plan to increase the number of shares reserved for issuance thereunder by 600,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the amendment to the 1994 Plan and the reservation of shares for issuance thereunder. The effect of an abstention is the same as that of a vote against the approval of the adoption of the amendment to the 1994 Plan.

          ------------------------------------------------------------

                                 PROPOSAL NO. 3

                    APPROVAL OF AMENDMENT TO 1995 DIRECTORS'
                                   STOCK PLAN

          ------------------------------------------------------------

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the Company's 1995 Directors' Stock Plan (the "Directors' Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares to an aggregate of 250,000 shares.

     The 1995 Directors' Plan was adopted by the Board of Directors in December 1995 and approved by the Company's stockholders in January 1996. A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. In February 1998, the Company's Board of Directors approved an amendment to the Directors' Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares to an aggregate of 250,000 shares, for which stockholder approval is requested.

GENERAL

     The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company.

     As of February 27, 1998 options for 105,000 shares were outstanding under the Directors' Plan, no shares had been issued pursuant to the exercise of options granted under such plan and 45,000 shares remained available for future grants. Shares not purchased under an option prior to its expiration will be available for future option grants under the Directors' Plan. As of February 27, 1998, the aggregate fair market value of shares subject to outstanding options under the Directors' Plan was $433,125.00, based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date. The actual benefits, if any, to the holders of stock options issued under the Directors' Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below.

     The Directors' Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PURPOSE

     The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the non-employee Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

ADMINISTRATION

     The Directors' Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

ELIGIBILITY

     Options may be granted only to non-employee Directors of the Company ("Outside Directors"). An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options under the 1994 Plan.

GRANT AND EXERCISE OF OPTION

     The Directors' Plan provides that each person who first becomes a non-employee director of the Company after the effective date of the Directors' Plan, will be granted a nonstatutory stock option to purchase 30,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each Annual Meeting of the Company's shareholders at which non-employee directors are elected to the Board, each person so elected (including directors who were not eligible for a First Option) shall be granted an additional option to purchase 7,500 shares of Common Stock (a "Subsequent Option") if he or she shall have served on the Company's Board of Directors for at least six months prior to the date of such Annual Meeting. The Directors' Plan provides that the maximum number of shares for which options may be granted under the Directors' Plan is 150,000 (the "Pool"). However, the Directors' Plan does not specify a maximum or minimum number of shares for which options may be granted to any one non-employee director so long as the total number of shares so granted does not exceed the Pool. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee or permitted transferee.

     The Directors' Plan provides that the First Option granted thereunder shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; and each Subsequent Option shall become exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The options will remain exercisable for up to ninety (90) days following the optionee's termination of service as a director of the Company, unless such termination is a result of death, in which case the options will remain exercisable for a six-month period, or disability, in which case the options will remain exercisable for a six-month period (or such other period not exceeding twelve months as is determined by the Board).

EXERCISE PRICE AND TERM

     The exercise price of all stock options granted under the Directors' Plan shall be equal to 100% of the fair market value of a share of the Company's Common Stock on the date of grant of the option. Fair market value shall be determined by the Company's Board; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the mean of the bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal or, in the event the Common Stock is traded on the Nasdaq Stock Market or listed on a stock exchange, the fair market value per share shall be the closing price on such system or exchange on the date of grant of the Option, as reported in The Wall Street Journal. Options granted under the Directors' Plan have a term of ten years.

MERGER OR SALE OF ASSETS

     The Directors' Plan provides that, in the event of the dissolution or liquidation of the Company, a merger of the Company with or into another corporation in which the Company is not the surviving corporation, a sale of all or substantially all of the Company's assets, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company shall give to each non-employee director either
(i) a reasonable time within which to exercise the option in its entirety (including as to shares which would not otherwise be exercisable) prior to the effectiveness of any such transaction at the end of which time the option shall terminate, or (ii) the right to exercise the option in its entirety (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction.

AMENDMENT AND TERMINATION OF THE DIRECTORS' OPTION PLAN

     The Board of Directors may amend or terminate the Directors' Plan, provided that, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation) the Company shall obtain approval of the stockholders to such amendments to the extent required by such law or regulation. The provisions regarding the grant of options under the Directors' Plan may be amended only once in any six month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     If not terminated earlier, the Directors' Plan will terminate in December 2005.

TAX

     The federal income tax consequences of participation in the Directors' Plan are the same as apply to optionee's who receive nonstatutory stock options under the Company's 1994 Stock Plan, as described above under Proposal No. 2.

REQUIRED VOTE

     The approval of the amendment to the Directors' Plan to increase the number of shares reserved for issuance thereunder by 100,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the amendment to the Directors' Plan and the reservation of shares for issuance thereunder. The effect of an abstention is the same as that of a vote against the approval of the adoption of the amendment to the Directors' Plan.

          ------------------------------------------------------------

                                 PROPOSAL NO. 4

                     APPROVAL OF AMENDMENT TO 1995 EMPLOYEE
                              STOCK PURCHASE PLAN

          ------------------------------------------------------------

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares to an aggregate of 500,000 shares. GENERAL

     The Purchase Plan was adopted by the Board of Directors in December 1995 and approved by the stockholders in January 1996. The Purchase Plan is designed to allow eligible employees (including officers and employee directors) of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan. A total of 100,000 shares of Common Stock have been reserved for this purpose. In February 1998, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares to an aggregate of 500,000 shares, for which stockholder approval is requested.

     The Purchase Plan is implemented through a series of successive offering periods, each with a maximum duration of 24 months. Each offering period is comprised of four purchase periods, each with a maximum duration of six months. The current offering period began December 1, 1997 and will end on November 30, 1999.

     The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The provisions of the Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     As of February 27, 1998, 53,853 shares had been issued pursuant to the purchase of shares issued under such plan and 46,147 shares remained available for future purchases. As of February 27, 1998, the aggregate fair market value of shares subject to outstanding options under the Purchase Plan was $190,356.38, based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date. Since the inception of the Purchase Plan, the Company's executive officers have purchased 15,653 shares under the Purchase Plan and other employees of the Company have purchased 38,200 shares under the Purchase Plan.

PURPOSE

     The purpose of the Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.

ADMINISTRATION

     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the committee.

ELIGIBILITY

     Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months per calendar year with the Company (including subsidiaries of the Company approved by the Board) are eligible to participate in an offering under the Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code and limitations on stock ownership as set forth in the Purchase Plan. Eligible employees become participants in the Purchase Plan by filing with the payroll office of the Company a stock purchase agreement and a payroll deduction authorization form prior to the date an eligible employee first commences participation in the offering period in effect.

GRANT AND EXERCISE OF PURCHASE RIGHT

     At the beginning of an offering period, each participant is granted a right to purchase up to that number of shares determined by dividing such employee's payroll deductions accumulated prior to a purchase period in the offering period and retained in the participant's account as of the end of the purchase period by eighty-five percent (85%) of the lower of (i) the fair market value of a share of the Company's Common Stock at the date an eligible employee first commences participation in the offering period in effect (on the start date of the offering period) or (ii) the fair market value of a share of the Company's Common Stock at the end of the purchase period; provided that the maximum number of shares an Employee may purchase during each Offering Period may not exceed $12,500 divided by the fair market value of a share of the Company's Common Stock on the date such employee commences participation in the offering period; and provided further that such purchases are subject to the limitations set forth below. No employee may be granted a purchase right under the Purchase Plan
(i) if, immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the
Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such purchase right, when aggregated with his or her rights to purchase stock under any other purchase right granted under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its subsidiaries, would otherwise permit such employee to purchase more than $25,000 worth of stock of the Company (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

     The Company may make a pro rata reduction in the number of shares subject to purchase rights if the total number of shares that would otherwise be subject to purchase rights exceeds the number of remaining available shares in the Purchase Plan. Unless an employee withdraws his or her participation in the Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of a purchase period, the employee's purchase right for the purchase of shares will be exercised automatically at the end of the purchase period, and the maximum number of full shares subject to purchase right that are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined as provided below.

     During his or her lifetime, a participant's option to purchase shares under the Purchase Plan is exercisable only by him or her. However, a participant may file a written designation of a beneficiary who is (i) to receive any shares and cash, if any, from the participant's account under the Purchase Plan in the event of such participant's death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash, and (ii) to receive any cash from the participant's account under the Purchase Plan in the event of such participant's death prior to the Purchase Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

PURCHASE PRICE

     The purchase price per share at which shares are sold to participating employees under the Purchase Plan is eighty-five percent of the lower of (i) the fair market value of a share of the Company's Common Stock at the date an eligible employee first commences participation in the offering period in effect (generally the start date of the offering period) or (ii) the fair market value of a share of the Company's Common Stock at the end of the purchase period. The fair market value of the Common Stock on a given date shall be the closing selling price if the Common Stock is listed on a stock exchange or on the Nasdaq Stock Market.

PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over the offering period. The deductions may not be less than one percent (1%) of a participant's aggregate compensation during the offering period, nor more than maximum of fifteen percent (15%). A participant may discontinue his or her participation in the Purchase Plan or, on one occasion only during the purchase period, may increase or reduce his or her rate of payroll deductions. Payroll deductions for a participant shall commence on the first payroll following the date an eligible employee first commences participation in the offering period in effect and shall (unless sooner terminated by the participant) continue through the pay day ending with or immediately prior to the last day of the offering period.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during the applicable offering period, terminates his or her purchase right and his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be immediately refunded.

CAPITAL CHANGES

     In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment will be made to the number of shares of Common Stock covered by each unexercised purchase right, the number of shares of Common Stock that have been authorized for issuance under the Purchase Plan but have not yet been placed under a purchase right, and the price per share of Common Stock covered by each unexercised purchase right.

     In the event of a proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by such successor corporation, unless the Company's Board determines to shorten the offering period then in progress by setting a new purchase date.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may at any time terminate or amend the Purchase Plan. No such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code, the Company must obtain stockholder approval in such a manner and to such a degree as required under such laws.

     The Purchase Plan will continue in effect until January 2015 unless sooner terminated by the Board.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no taxable income will be recognized by a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the taxable income will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year after the purchase date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain or loss will be treated as long-term capital gain or loss. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is alternatively 28% (in the case of shares held more than one year but less than 18 months after exercise), and 20% (in the case of shares held more than 18 months after exercise), whereas the maximum rate on other income is 39.6%. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess, if any, of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Holders of purchase rights should consult their own tax advisors with respect to the tax consequences of participation in the Purchase Plan for their particular situations.

REQUIRED VOTE

     The approval of the amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the amendment to the Purchase Plan and the reservation of shares for issuance thereunder. The effect of an abstention is the same as that of a vote against the approval of the adoption of the amendment to the Purchase Plan.
          ------------------------------------------------------------

                                 PROPOSAL NO. 5

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

          ------------------------------------------------------------

     The firm of Ernst & Young LLP served as independent auditors for the Company for the year ended December 31, 1997. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. The Company is asking the stockholders to ratify the selection by the Board of Directors of Ernst & Young LLP, as independent auditors, to audit the accounts and records of the Company for the year ending December 31, 1998, and to perform other appropriate services. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to stockholders' questions, and if he or she so desires, will be given an opportunity to make a brief statement.

     The Board of Directors recommends a vote IN FAVOR OF the ratification of the selection of Ernst & Young LLP. In the event that a majority of the shares voted at the Annual Meeting do not vote for the ratification, the Board of Directors will reconsider such selection. Under all circumstances, the Board of Directors retains the corporate authority to change the auditors at a later date.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers and has the sole and exclusive authority to administer the Company's 1994 Stock Plan under which grants may be made to such individuals.

  General Compensation Policy

     Under the supervision of the Compensation Committee, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Compensation Committee to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals which the Compensation Committee establishes from time to time for the Company or the individual and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     The summary below describes in more detail the factors which the Compensation Committee considers in establishing each of the three primary components of the compensation package provided the executive officers.

    Base Salary

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies that compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted in January of each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

    Cash-Based Incentive Compensation

     Cash bonuses are awarded to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as product development milestones and stock price appreciation.

    Long-Term Incentive Compensation

     The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under the Company's option plan by the Compensation Committee take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations. In addition, the Compensation Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with the Company and his or her existing holdings of unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it believes the circumstances warrant.

     Each option grant allows the officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

     CEO Compensation

     In setting the compensation payable during fiscal 1997 to the Company's Chief Executive Officer, Thomas G. Wiggans, the Committee used the same factors as described above for the executive officers. The Compensation Committee reviewed Mr. Wiggans' compensation relative to industry comparables and his performance over the last twelve (12) months in achieving the Company goals. As a result of this review, in January 1997, Mr. Wiggans received a stock option grant of 100,000 shares, as part of a number of grants made to the Company's employees. There were no bonuses given to the Company's executive officers or other employees during fiscal 1997. Mr. Wiggans annual base salary was set in March 1996 at $280,000 with no change in salary made for 1997.

                            Compensation Committee:
                                  John C. Kane
                             Joseph J. Ruvane, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are John C. Kane and Joseph J. Ruvane, Jr. In addition, Brian Dovey served on the Committee during 1997. None of these individuals was at any time during the year ended December 31, 1997 or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder returns for the Company, the NASDAQ Composite Index, and the Nasdaq Pharmaceutical Index for the period commencing January 31, 1996, the date of the Company's initial public offering, to the last day of the Company's fiscal year ended December 31, 1997.

        Measurement Period                                                   Pharmaceutical
      (Fiscal Year Covered)            Connective            Nasdaq               Index
2/1/96                                     100                 100                 100
3/29/96                                     71                 103                  95
6/28/96                                     89                 112                  92
9/30/96                                     78                 116                  94
12/31/96                                    73                 121                  91
3/31/97                                     66                 115                  87
6/30/97                                     62                 136                  94
9/30/97                                     32                 159                 105
12/31/97                                    27                 149                  94

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and Performance Graph are not to be incorporated by reference into any of those previous filings; nor is such report or graph to be incorporated by reference into any future filings which the Company may make under those statutes.

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation paid by the Company during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1997 and a former executive officer of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                     FISCAL YEAR    ANNUAL COMPENSATION     SECURITIES
                                        ENDED       --------------------    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION      DECEMBER 31,   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
    ---------------------------      ------------   ---------   --------   ------------   ---------------
Thomas G. Wiggans..................    1997         $280,000    $      0     100,000         $ 43,751(1)
  President and Chief                  1996         $270,833    $120,000           0         $ 79,972(2)
     Executive Officer                 1995         $225,000    $ 20,000      78,161         $ 27,199(3)
W. Scott Harkonen..................    1997         $219,000    $      0      25,000         $  1,350(4)
  Senior Vice President, Product       1996         $210,000    $ 26,000           0         $  1,288(4)
     Development and Operations        1995         $ 70,000    $ 40,782      84,312         $ 20,262(5)
Richard J. Hammel..................    1997         $181,000    $      0      20,000         $  1,797(4)
  Vice President, Commercial           1996         $165,000    $ 17,500           0         $  1,613(4)
     Development                       1995         $ 55,000    $ 10,000      62,953         $      0
David A. Lowin.....................    1997         $181,000    $      0      18,000         $    636(4)
  Vice President,                      1996         $172,500    $ 30,000           0         $    598(4)
     Intellectual Property and         1995         $148,542    $ 25,000      31,476         $      0
     Chief Patent Counsel
Ernst Rinderknecht.................    1997         $172,115    $      0      13,000         $  3,049(6)
  Vice President, Process Science      1996         $159,000    $ 12,000           0         $  2,858(7)
     and Manufacturing                 1995         $152,798    $ 26,314      28,104         $  1,314(8)
Cynthia M. Butitta(9)..............    1997         $139,610    $      0      12,000         $143,796(10)
  Formerly, Vice President,            1996         $175,000    $ 20,000           0         $    612(4)
     Finance and Administration        1995         $ 14,133    $      0      55,319         $ 25,000(11)
     and Chief Financial Officer

---------------

(1) Represents term life insurance premiums of $3,275 paid by the Company for such officer's benefit, airfare for spouse of $2,232 and debt forgiveness on a loan of $38,244. See "Certain Relationships and Related Transactions."

(2) Represents term life insurance premiums of $3,163 paid by the Company for such officer's benefit and debt forgiveness on a loan of $76,809. See "Certain Relationships and Related Transactions."

(3) Represents term life insurance premiums of $1,240 paid by the Company for such officer's benefit, $253 for taxes paid in conjunction with a bonus and $25,706 for relocation expenses.

(4) Represents term life insurance premiums paid by the Company for such officer's benefit.

(5) Represents term life insurance premiums of $1,350 paid by the Company for such officer's benefit and relocation and moving expenses of $20,262.

(6) Represents term life insurance premiums of $1,735 paid by the Company for such officer's benefit and reimbursement for disability insurance paid by the executive of $1,314.

(7) Represents term life insurance premiums of $1,544 paid by the Company for such officer's benefit and reimbursement for disability insurance paid by the executive of $1,314.

(8)  Represents reimbursement for disability insurance paid by the executive.

(9) Resigned from the Company in September 1997, but has been retained as a consultant through March 1998. See "Certain Relationships and Related Transactions."

(10) Represents term life insurance premiums of $504 paid by the Company for such officer's benefit, a lump sum severance payment of $90,500 and consulting fees of $52,792.

(11) Represents bonus upon hire.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                                                                        POTENTIAL REALIZABLE VALUE
                           NUMBER OF                                                    AT ASSUMED ANNUAL RATES OF
                             SHARES     PERCENTAGE OF                                  STOCK PRICE APPRECIATION FOR
                           UNDERLYING   TOTAL OPTIONS                                         OPTION TERM(2)
                            OPTIONS      GRANTED TO     EXERCISE PRICE   EXPIRATION   ------------------------------
          NAME             GRANTED(1)     EMPLOYEES       PER SHARE         DATE       0%       5%           10%
          ----             ----------   -------------   --------------   ----------   ----   ---------   -----------
Thomas G. Wiggans........   100,000         14.3%           $7.125        1/28/07     $ 0    $448,087    $1,135,541
Richard J. Hammel........    20,000          2.9%           $7.125        1/28/07     $ 0    $ 89,618    $  227,108
W. Scott Harkonen........    25,000          3.6%           $7.125        1/28/07     $ 0    $112,022    $  283,885
David A. Lowin...........    18,000          2.6%           $7.125        1/28/07     $ 0    $ 80,656    $  204,397
Ernst Rinderknecht.......    13,000          1.7%           $7.125        1/28/07     $ 0    $ 58,251    $  147,620
Cynthia M. Butitta(3)....    12,000          1.7%           $7.125        1/28/07     $ 0    $ 53,770    $  136,265

---------------

(1) These stock options, which were granted under the 1994 Stock Plan, generally become exercisable at a rate of 1/4 of the shares of Common Stock subject to the option at the end of the first twelve month period after the date of grant and 1/16 of the shares of Common Stock subject to the option at the end of each quarter thereafter, as long as the optionee remains an employee with, consultant to, or director of the Company.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) Resigned as an executive officer of the Company in September 1997. See "Certain Relationships and Related Transactions."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for the Named Executive Officers with respect to exercises of options to purchase common stock in the fiscal year ended December 31, 1997.

                                                                  NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(2)
                       SHARES ACQUIRED                       ---------------------------   ---------------------------
        NAME           ON EXERCISE(1)    VALUE REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------------   -----------------   -----------   -------------   -----------   -------------
Thomas G. Wiggans....      67,981            $327,040          11,179         166,982       $ 29,268       $175,372
W. Scott Harkonen....           0            $      0          46,840          62,472       $122,636       $ 98,109
Richard J. Hammel....           0            $      0          34,942          48,011       $ 91,485       $ 73,338
David A. Lowin.......           0            $      0          17,049          32,427       $ 44,638       $ 37,773
Ernst Rinderknecht...           0            $      0          15,223          25,881       $ 39,857       $ 33,725
Cynthia M.
  Butitta(3).........      10,000            $  3,386          29,228          48,091       $ 24,525       $ 30,284

---------------
(1) Shares acquired at exercise were not necessarily sold. The value realized upon exercise is based upon the closing fair market value of the Company's Common Stock on the date of exercise.

(2) Based on the closing price of the Company's Common Stock on December 31, 1997 as reported on the NASDAQ National Market ($3.06 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

(3) Resigned from the Company in September 1997 but has been retained as a consultant through March 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1994, the Company entered into an employment agreement with Thomas
G. Wiggans, the President and Chief Executive Officer of the Company. Pursuant to such agreement, Mr. Wiggans receives an annual base salary of $225,000, which subject to annual review, was raised in March 1996 to $280,000. In consideration of Mr. Wiggans' attainment of corporate goals and achievement of key milestones, the Compensation Committee awarded him a cash bonus of $80,000 in February 1996, upon the successful completion of the Company's initial public offering and a cash bonus of $40,000 in January 1997 for the achievement of the Company's corporate goals for 1996. In addition, Mr. Wiggans acquired 146,142 shares of Common Stock pursuant to a restricted stock purchase agreement in June 1994. 1/10(th) of the shares were released from the Company's repurchase option in December 1994 and 1/60(th) are released each month thereafter. The employment agreement also entitles Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the Common Stock held by Mr. Wiggans for nine months following the termination of his employment from the Company other than for cause, and to the payment of premiums on a life insurance policy in the amount of $1,000,000. The employment agreement also provided for reimbursement by the Company of up to $110,000 for combined actual relocation and housing expenses.

     Additionally, the Company and Mr. Wiggans have entered into two interest-bearing loan agreements for up to $108,000 and for $225,000, respectively, both of which are secured by shares of Common Stock held by Mr. Wiggans. Amounts drawn on the $108,000 loan are due on the third anniversary of the date of each draw. The principal balance owed to the Company under the $108,000 loan was $72,000, which was also the largest aggregate amount that was outstanding, payable under two $36,000 promissory notes with interest at 5.63% and 5.73% per annum, respectively. These two loans were forgiven in 1996 for a total of $76,809, which includes principal plus interest. The remaining $36,000 related to the original loan of $108,000, payable under a promissory note with interest at 6.15% per annum, was loaned in July 1996 and forgiven in July 1997 for a total forgiveness of principal and accrued interest of $38,244. The $225,000 loan was amended and restated in July 1996; the new principal amount of the loan is $256,401.10, and the loan bears interest at a rate of 6.74% per annum. Under the restated terms, a $50,000 principal payment plus interest accrued to date was and is due and payable on each of July 31, 1997, July 31, 1998, July 31, 1999, July 31, 2000 and July 31, 2001. The current balance owed to the Company under this loan at December 31, 1997 was $211,215. The balance of the principal amount outstanding plus all accrued interest is due and payable on July 31, 2001. The largest amount outstanding under this note in 1997 was $311,926.20.

     In December 1995, the Company entered into a Master Bridge Loan Agreement with certain stockholders of the Company (the "Bridge Investors"), pursuant to which such Bridge Investors severally and unconditionally agreed to lend up to a maximum aggregate total of $5 million to the Company. No loans were made under this Agreement, and the Company's ability to call for any loans expired upon the closing of the Company's initial public offering in February 1996. In consideration for this commitment, in February 1996, the Company delivered to each such Bridge Investor a five-year warrant to purchase a number of shares of Common Stock equal to (a) the original face principal amount of such Bridge Investor's commitment times (b) 5%, divided by (c) $11.00, the price per share of the initial public offering. The exercise price of the warrants is $11.00 per share. The following five percent stockholders of the Company were Bridge
Investors: Sierra Ventures IV, L.P., Sprout Capital VII, L.P., and Domain Partners III, L.P. See "Principal Stockholders." Brian H. Dovey, a general partner of the general partner of Domain Partners III, L.P., is a director of the Company.

     In October 1995, the Company entered into a consulting agreement with G. Kirk Raab, the Chairman of the Company's Board of Directors. See "Proposal No. 1: Election of Directors -- Board of Directors Committees; Compensation of Directors and Other Information."

     In March 1996, the Board authorized the Company to enter into individual agreements with each of the Company's directors and executive officers to provide in the event of a merger or acquisition of the Company and another entity, all stock options held by such person will automatically vest in full
(i) unless the Company is the surviving entity after such transaction and the Company's stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity or (ii) if, as the result of such transaction, the officer or director's position with the Company is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent. Subsequent to March 1996, each new director and executive officer has entered into the same agreement.

     In December 1996, the Company acquired the exclusive U.S. and Canadian rights to Ridaura(R) (auranofin), a disease modifying antirheumatic drug, from SmithKline Beecham Corporation and related entities ("SmithKline"). As consideration to SmithKline, the Company provided a $3 million upfront cash payment, which was paid in January 1997, a non-interest bearing $11.0 million promissory note, payable in two installments in January 1998 and January 1999 (of $6.0 million and $5.0 million, respectively) and secured by the intellectual property acquired from SmithKline, 637,733 shares of the Company's common stock with a guaranteed value of $9.0 million on December 31, 1997, and an obligation to pay up to $6.0 million in sales-based royalty payments, for an aggregate purchase price of up to $29.0 million. The $11.0 million promissory note was discounted at inception using an imputed interest rate of 11% and future imputed interest expense attributable to these payments is $1.6 million. In November 1997, this note was amended to defer the initial $6.0 million payment, originally due in January 1998, to April 1998 ($1.0 million), October 1998 ($1.5 million) and January 1999 ($3.5 million). The amendment also provides that Connetics will pay interest on the unpaid principal from January 1998 to January 1999 at a rate of prime plus two percent (2%). Under a related Transitional Services Agreement, customer orders and distribution for the product were managed by SmithKline through 1997 with no additional consideration for performing such services. The parties also entered into a Supply Agreement, under which SmithKline will manufacture and supply Ridaura (in final finished package form) to the Company for an initial term of five years. As a result of the share issuance, SmithKline became the beneficial owner of more than five percent (5%) of the Company's Common Stock. See "Common Stock Ownership of Certain Beneficial Owners and Management."

     In December 1997, the Company entered into an Omnibus Amendment with SmithKline, pursuant to which several changes were made to the Company's payment obligations to SmithKline. First, the amendment revised the original requirement that the 637,733 shares of Common Stock issued to SmithKline in December 1996 would be guaranteed to have a minimum value of $9.0 million on December 31, 1997; the shares are now guaranteed to have a minimum value of $8.0 million on April 1, 1998. Second, if the Company is unable to issue the full number of shares otherwise issuable to SmithKline on April 1, 1998, the cash value of the unissuable shares will be added to the Company's obligation to pay up to $6.0 million in sales-based royalty payments owed to SmithKline, and the royalty rate for Ridaura sales will increase. Third, the promissory note issued to SmithKline was amended to reduce the October 1998 principal payment to $1,000,000 and to increase the January 1999 principal payment to $4,000,000. Fourth, in consideration of the foregoing changes, the Company paid SmithKline $1,000,000 December 31, 1997. See "Common Stock Ownership of Certain Beneficial Owners and Management."

     In May 1997, the Company and a selling stockholder sold an aggregate of 1,936,357 shares of the Company's Common Stock at a price of $6.05 per share to certain accredited investors in a private placement. The investors also received warrants to purchase shares of the Company's common stock at an exercise price of $9.08 per share. As part of this financing, certain directors and five percent stockholders of the Company purchased shares of Common Stock from the Company and received warrants as follows: Sprout Capital VII, L.P. and affiliated entities (1,239,670 shares for an aggregate price of $7,500,004 and warrants for an additional 619,835 shares), Domain Partners III, L.P. and affiliated entities (124,651 shares for an aggregate price of $754,138 and warrants for an additional 62,325 shares), and Alexander E. Barkas, with his wife Linda Wijcik, (23,710 shares for an aggregate price of $143,446 and warrants for an additional 11,855 shares). Brian H. Dovey, a general partner of the general partner of Domain Partners III, L.P., is a director of the Company. See "Common Stock Ownership of Certain Beneficial Owners and Management."

     In September 1997, the Company and Cynthia M. Butitta, former Vice President of Finance and Administration and Chief Financial Officer, entered into a separation agreement, pursuant to which the Company accepted Ms. Butitta's resignation as an employee and officer of the Company and agreed to pay Ms. Butitta all accrued salary, accrued and unused vacation earned, and six
(6) months of base salary ($90,500) as a severance benefit. Under the agreement, Ms. Butitta will serve as a consultant to the Company from the date of the agreement through March 1998 and will receive $15,000 per month as consulting fees.

     In October 1997, the Company and W. Scott Harkonen, the Company's Senior Vice President of Product Development and Operations, entered into a Secured Loan Agreement and Security Agreement providing for a loan to Dr. Harkonen of $100,000, which is secured by 25,000 shares of Common Stock issuable upon the exercise of vested options held by Dr. Harkonen. The loan bears interest at 8.5% per annum, compounded annually and at December 31, 1997, $101,462.36 was owed under the loan (the largest amount outstanding in 1997). All principal and accrued interest is due and payable on the earliest of (a) October 30, 2000 or
(b) the termination of Dr. Harkonen's employment or consulting relationship with the Company for any reason.

     In December 1997, the Company completed a public offering of 1,750,000 shares of its Common Stock at a purchase price of $3.00 for aggregate gross proceeds of $5,250,000. In connection with this financing, certain directors and five percent stockholders of the Company purchased shares of Common Stock from the Company as follows: Domain Partners III, L.P. and an affiliated entity (450,000 shares), Alexander E. Barkas, a director of the Company, (70,000 shares), Thomas D. Kiley, a director of the Company, (30,000 shares), and Amerindo Investment Advisors (1,200,000 shares), who became a five percent stockholder upon purchasing such shares. See "Common Stock Ownership of Certain Beneficial Owners and Management." Brian H. Dovey, a general partner of the general partner of Domain Partners III, L.P., is a director of the Company.

     The Company and CORD Logistics, Inc. ("CORD") are currently finalizing a Distribution Services Agreement, pursuant to which CORD will be appointed the primary distribution agent in and for the United States, the District of Columbia and Puerto Rico for the distribution of Ridaura to the Company's direct customers. Under the agreement, which is expected to have an initial term of three years, the Company would pay CORD an initial start-up fee of $45,000 for implementation and will pay monthly fixed fees of $10,500 for system access, customer service and financial services, in addition to other per order and fixed fees for distribution, customer services and financial services. CORD is a subsidiary of Cardinal Health, Inc., of which Mr. Kane (a director of the company) is President, Chief Operating Officer and a director.

     The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires such individuals to file reports with respect to their ownership of and transactions in the Company's securities. Officers, directors and greater than ten percent (10%) stockholders are required to furnish the Company with copies of all such reports they file.

     Based upon the copies of those reports furnished to the Company and written representations by persons subject to Section 16(a) that no other reports were required to be filed, the Company believes that all reporting requirements under
Section 16(a) for the year ended December 31, 1997 were met in a timely manner by executive officers, Board members and greater than ten percent (10%) stockholders.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of February 27, 1998 by (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and nominee, (iii) each executive officer of the Company, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, and the information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                              NUMBER OF
                            NAME                              SHARES(1)    PERCENTAGE
                            ----                              ---------    ----------
Sprout Capital VII, L.P.(2).................................  2,768,671       20.5%
  3000 Sand Hill Road
  Building 3 Suite 170
  Menlo Park, CA 94025
Domain Partners III, L.P.(3)................................  1,266,859        9.4
  One Palmer Square, Suite 515
  Princeton, NJ 08542
Amerindo Investment Advisors Inc.(4)........................  1,220,000        9.0
  One Embarcadero Center, Suite 2300
  San Francisco, CA 94111
Sierra Ventures IV, L.P.(5).................................    825,820        6.1
  3000 Sand Hill Road
  Building Four, Suite 210
  Menlo Park, CA 94025
New York Life Insurance Company(6)..........................    715,432        5.3
  51 Madison Ave
  New York, NY 10010
State of Wisconsin Investment Board(4)......................    695,000        5.1
  P.O. Box 7842
  Madison, WI 53707
SmithKline Beecham Properties, Ltd.(7)......................    637,733        7.0
  1403 Foulk Road #102
  Wilmington, DE 19803-2775
Thomas G. Wiggans(8)........................................    248,998        1.8
Alexander E. Barkas, Ph.D.(9)...............................    167,978        1.2
Eugene A. Bauer, M.D........................................    145,467        1.1
Brian H. Dovey(3)(10).......................................  1,277,398        9.4
G. Kirk Raab(11)............................................    101,422       *
Thomas D. Kiley(12).........................................     88,732       *
W. Scott Harkonen(13).......................................     64,803       *
Ernst H. Rinderknecht, Ph.D.(14)............................     58,075       *
Cynthia M. Butitta(15)......................................     50,039       *
David A. Lowin, Esq.(16)....................................     48,507       *
Richard J. Hammel(17).......................................     47,871       *
Kenneth B. Plumlee(18)......................................     30,500       *
Joseph J. Ruvane, Jr.(19)...................................     29,496       *
John L. Higgins, Vice President and Chief Financial
  Officer(20)...............................................     19,042       *
John C. Kane(21)............................................     12,500       *
All directors and officers as a group (14
  persons)(8)-(20)..........................................  2,340,789       17.7%


---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 27, 1998. Such exercisable options or warrants are shown in the footnotes to this table for each such person. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

 (2) Includes 1,146,200 shares held by Sprout Capital VII, L.P., 267,119 shares held by Sprout Capital VI, L.P., 68,823 shares held by DLJ Capital Corporation, 7,412 shares held by The Sprout CEO Fund L.P., 521,618 shares held by Sprout Growth II, L.P., 132,621 shares held by DLJ First ESC LLC, 243,790 shares held by Sprout Growth II, 301,335 shares issuable upon exercise of warrants held by Sprout Capital VII, L.P., exercisable within 60 days of February 27, 1998, 1,648 shares issuable upon exercise of warrants held by Sprout Capital VI, L.P., exercisable within 60 days of February 27, 1998, 12,657 shares issuable upon exercise of warrants held by DLJ Capital Corporation, exercisable within 60 days of February 27, 1998, 3,464 shares issuable upon exercise of warrants held by The Sprout CEO Fund L.P., exercisable within 60 days of February 27, 1998 and 61,984 shares issuable upon exercise of warrants held by DLJ First ESC LLC, exercisable within 60 days of February 27, 1998.

 (3) Includes 1,156,301 shares held by Domain Partners III, L.P., 40,236 shares held by DP III Associates, L.P., 4,215 shares held by Domain Associates, 63,898 shares issuable upon exercise of warrants held by Domain Partners III, L.P., exercisable within 60 days of February 27, 1998 and 2,209 shares issuable upon exercise of warrants held by DP III Associates L.P., exercisable within 60 days of February 27, 1998. Brian H. Dovey, a general partner of the general partner of Domain Partners III, L.P. and DP III Associates, L.P., is a director of the Company. Mr. Dovey is also a general partner of Domain Associates. Mr. Dovey disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

 (4) All of such shares are owned by clients of Amerindo Investment Advisors Inc. ("Amerindo"), an investment advisory firm. Alberto W. Vilar and Gary
     A. Tanaka are the sole shareholders and directors of Amerindo, and together with Amerindo, have shared voting and dispositive powers with respect to such shares. Amerindo, Mr. Vilar, and Mr. Tanaka have all disclaimed beneficial ownership over the shares. Such information has been obtained from a filing on Form 13-G by Amerindo, Mr. Vilar and Mr. Tanaka.


 (5) Includes 789,382 shares held by Sierra Ventures IV, L.P., 31,605 shares held by Sierra Ventures IV International, L.P., 4,647 shares issuable upon exercise of warrants held by Sierra Ventures IV, L.P., exercisable within 60 days of February 27, 1998 and 186 shares issuable upon exercise of warrants held by Sierra Ventures IV International, L.P., exercisable within 60 days of February 27, 1998.


 (6) Includes 124,651 shares issuable upon exercise of outstanding warrants exercisable within 60 days of February 27, 1998.

 (7) The Company may be obligated to issue additional shares to SmithKline Beecham Properties, Ltd. on April 1, 1998 to bring the total value of the shares owned by such stockholder to $8.0 million. See "Certain Relationships and Related Transactions."

 (8) Includes 48,357 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

 (9) Includes 14,754 shares issuable upon exercise of outstanding options exercisable within 60 days of February 27, 1998, 11,855 shares issuable upon exercise of warrants held by Alexander E. Barkas and Lynda L. Wijcik, exercisable within 60 days for February 27, 1998. Also includes 17,985 shares of Common Stock owned by Lynda L. Wijcik, spouse of Dr. Barkas.

(10) Includes 10,539 shares issuable upon exercise of outstanding options exercisable within 60 days of February 27, 1998.

(11) Includes 95,802 shares issuable upon exercise of outstanding options exercisable within 60 days of February 27, 1998.

(12) Includes 62,482 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 26,250 shares issuable upon exercise of outstanding options exercisable within 60 days of February 27, 1998.

(13) Includes 61,678 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(14) Includes 21,628 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(15) Includes 29,255 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(16) Includes 25,297 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(17) Includes 46,439 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(18) Includes 7,500 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(19) Represents 29,496 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(20) Includes 250 shares of Common Stock held by Amy K. Higgins, spouse of Mr. Higgins. Also includes 16,042 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

(21) Includes 7,500 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 27, 1998.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, it is intended that the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                             STOCKHOLDER PROPOSALS

     Under the present rules of the Commission, the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy for the next year's Annual Meeting of Stockholders is expected to be December 2, 1998. Such proposals may be included in next year's Proxy Statement and form of proxy if they comply with certain rules and regulations promulgated by the Commission.

                           INCORPORATION BY REFERENCE

     According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the following document or portion thereof is incorporated by reference:

     "Executive Officers of the Company" from Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                        ADDITIONAL INFORMATION AVAILABLE

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUEST SHOULD BE SENT TO THE ATTENTION OF JOHN L. HIGGINS, VICE PRESIDENT, FINANCE AND ADMINISTRATION, AND CHIEF FINANCIAL OFFICER AT CONNETICS CORPORATION, 3400 WEST BAYSHORE ROAD, PALO ALTO, CALIFORNIA 94303, OR TELEPHONED TO 650-843-2800.

                                          By Order of the Board of Directors,

                                          Joshua L. Green,
                                          Secretary
Dated: March 31, 1998

PROXY                         CONNETICS CORPORATION                        PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 1998
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONNETICS
                                  CORPORATION

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 22, 1998 and the Proxy Statement and appoints Thomas G. Wiggans and John L. Higgins, and each of them, as the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Connetics Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's facilities located at 3400 West Bayshore Road, Palo Alto, California 94303, on Friday, May 22, 1998 at 9:00 a.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:
[X] Please mark your choices like this

1. To elect the following directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified:

                 [ ] FOR          [ ] WITHHOLD AUTHORITY TO VOTE
NOMINEES:

    G. Kirk Raab; Thomas G. Wiggans; Eugene A. Bauer, M.D.; Alexander E. Barkas, Ph.D.; Brian H. Dovey; John C. Kane; Thomas D. Kiley; Kenneth B. Plumlec; Joseph J. Ruvane, Jr.

2. To approve an amendment to the 1994 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 600,000 shares to
    an aggregate of 2,600,000 shares;    [ ] FOR          [ ] AGAINST          [
    ] ABSTAIN

3. To approve an amendment to the 1995 Directors' Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000
    shares to an aggregate of 250,000 shares;                 [ ] FOR          [
    ] AGAINST          [ ] ABSTAIN

4. To approve an amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by
    400,000 shares to an aggregate of 500,000 shares          [ ] FOR          [
    ] AGAINST          [ ] ABSTAIN

                                                                See reverse side

5. To ratify the Board of Director's selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31,
    1998; and                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

6.  To transact such other business as may properly come before the Annual
    Meeting or any adjournment or postponement thereof.       [ ] FOR          [
    ] AGAINST          [ ] ABSTAIN

    The Board of Directors recommends a vote FOR each of the directors listed above and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

                                                     Date:

                                                     ---------------------------
                                                     (Please print the name(s)
                                                     appearing on each share
                                                     certificate(s) over which
                                                     you have voting authority.)

                                                     ---------------------------
                                                     Please sign your name:
                                                     (Authorized Signature(s))

                                                     ---------------------------
                                                             Please sign

                                                     ---------------------------
                                                             Please sign